GulfMark Offshore Updates
 Potential Impact of
Foreign Tax Changes

January 11, 2008 - Houston – GulfMark Offshore, Inc. (NYSE:GLF) announced today the potential impact that recent legislative changes and several forward strategic tax planning initiatives are expected to have on the Company’s tax provision for 2007 and future periods.  Edward A. Guthrie, Executive Vice President – Finance and Chief Financial Officer said:  “We wanted to clarify as soon as possible the impact of several foreign tax changes discussed in the most recent conference call as well as the effects of several tax planning initiatives in certain foreign jurisdictions which have been underway for some time.  Although the impacts are still our best estimates at this time, the net result of these factors will enable GulfMark to maintain or improve its effective tax rate in future years.”

Norway
“Norwegian Tonnage Tax” legislation has been enacted as part of the 2008 Norwegian budgetary process, in essentially the same form as proposed in October 2007.  This legislation creates a new “Tonnage Tax” system from January 2007 forward which is similar to other EU tonnage tax systems. As part of the legislation, the previous “Tonnage Tax” system covering the period from 1996 through 2006 was repealed.  Companies that participated in the repealed tonnage tax system are now required to pay the tax on accumulated untaxed shipping profits as of December 31, 2006 with two-thirds of the liability payable in equal installments over ten years.  The remaining one-third of the tax liability can be met through qualified environmental expenditures on Norwegian flagged vessels. Any remaining portion of the environmental part of the liability at the end of ten years would be payable at that time.

We believe the total liability for the repealed “Norwegian Tonnage Tax”, subject to year-by-year evaluation, could approach $25 million (USD equivalent of the NOK liability), which will be recorded in our tax provision in the fourth quarter of 2007. This would result in $16.7 million tax payable over ten years with the first annual cash payment in 2008 of approximately $1.7 million. We expect to complete expenditures over the next ten years sufficient to meet the one-third environmental portion of the total liability.

The legislation is subject to legal challenge which could involve a protracted period. At this point, we have no knowledge as to the likelihood of the success of the challenges, the timing of those challenges and what, if any, change in the planned payment schedule could arise from legal action. GulfMark’s Norwegian ship owning subsidiary expects to opt into the new “Tonnage Tax” regime which will result in minimal tax provision/payments based on the tonnage of the Company’s Norwegian flagged vessels.

GulfMark Offshore, Inc.
Press Release
January 11, 2008

Mexico
As discussed in our most recent third quarter conference call, a new revenue based tax has been passed by Mexico effective January 1, 2008. The newly enacted tax creates an alternative minimum tax with rates of 16.5 percent for 2008, 17 percent for 2009 and 17.5 percent for 2010 and beyond.  This alternative minimum tax is payable to the extent that it exceeds the current income tax liability. There may be legal challenges to this legislation as well and/or adjustments in the implementation of the tax. The effects of this new tax, however, will be included in our forward projections for the two vessels operating in Mexico, which have just over two years remaining on their current contracts.

Other
Other fourth quarter 2007 tax provision items will include a foreign tax issue previously recognized through the adoption of FIN 48 at the outset of 2007 that was resolved during the fourth quarter of 2007 and another uncertain foreign tax position that has been reevaluated based on new information resulting in a net benefit of approximately $4.0 million.  These items, coupled with a net favorable adjustment resulting from the reconciliations of prior years’ annual provisions and actual tax returns filed of approximately $0.9 million, total $4.9 million and will partially mitigate the fourth quarter 2007 impact of the Norwegian liability referenced above.

Furthermore, expansion of our operations in Southeast Asia and the evolving tax laws in those jurisdictions in which GulfMark operates have provided strategic tax planning opportunities. We have completed the assessment process and are in the final stages of implementing the structural changes that should allow the company to maximize benefits from these tax initiatives in 2008 and beyond.

The result of the various changes enumerated above will, we believe, result in GulfMark maintaining or improving its favorable effective tax rate in future periods.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty-one (61) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact:	Russell K. Bay, Vice President – Investor Relations & Treasurer
E-mail: Rusty.Bay@GulfMark.com
Phone: (713) 963-9522

Edward A. Guthrie, Executive Vice President – Finance & CFO
E-mail: Ed.Guthrie@GulfMark.com
Phone: (713) 963-9522

Certain statements and answers to questions during the company’s presentation and projections shown on the company’s slide presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements made during the presentation or projections depicted on the company’s slide presentation should not be regarded as representations that the projected outcomes can or will be achieved.